SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-12
THE FIRST BANCSHARES, INC.
----------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The First Bancshares, Inc.

Notice of Annual Meeting of Shareholders
to be held on April 26, 2001

Dear Fellow Shareholder:

         We cordially invite you to attend the 2001 Annual Meeting of Shareholders of The First Bancshares, Inc., the holding company for The First National Bank of South Mississippi (our Hattiesburg bank) and The First National Bank of the Pine Belt (our Laurel bank). At the meeting, we will report on our performance in 2000 and answer your questions. We are excited about our accomplishments in 2000 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on Thursday, April 26, 2001, at 5:00 p.m. at our main office located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402 for the following purposes:

         1.       To elect four (4) members to the Board of Directors; and

         2.       To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting.

         Shareholders owning our common stock at the close of business on March 14, 2001, are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

                                                              By Order of the Board of Directors,

                                                                 /s/ David E. Johnson

                                                              David E. Johnson
                                                              Chairman and Chief Executive Officer
Dated and Mailed on or about March 29, 2001 Hattiesburg, Mississippi

The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, Mississippi 39402

Proxy Statement for Annual Meeting of
Shareholders to be Held on April 26, 2001

INTRODUCTION

Date, Time, and Place of Meeting

         The Annual Meeting of Shareholders of The First Bancshares, Inc. (the "Company") will be held at the main office of the Company located at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi, on Thursday, April 26, 2001, at 5:00 p.m., local time, or any adjournment(s) thereof (the "Meeting"), for the purpose of considering and voting upon the matters set out in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement is furnished to the shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the Meeting.

         The mailing address of the principal executive office of the Company is Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549.

         The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is March 29, 2001.

Record Date; Voting Rights; Vote Required

         The record date for determining holders of outstanding stock of the Company entitled to notice of and to vote at the Meeting is March 14, 2001 (the "Record Date"). Only holders of the Company stock of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 1,152,878 shares of the Company's common stock issued and outstanding, each of which is entitled to one vote.

         In the election of directors, the four (4) nominees for director receiving a plurality of the votes cast at the Meeting, in person or by proxy, shall be elected. This means the four (4) nominees receiving the highest number of votes will be elected. Any other matters that properly come before the Meeting will be decided by a majority of votes cast, unless a different vote is required by law, Articles of Incorporation, or the Bylaws. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting.

Proxies

         Shares of Common Stock represented by properly executed proxies, unless previously revoked, will be voted at the Meeting in accordance with the directions therein. If no direction is specified, such shares will be voted FOR each nominee listed below under "Election of Directors" and in the discretion of the person named in the proxy with respect to any other business that may come before the Meeting. We are not aware of any other matter to be considered at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders.

         A proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A proxy shall be suspended if the shareholder is present and elects to vote in person.

ELECTION OF DIRECTORS

Membership on the Board of Directors

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class III directors will expire at the Meeting. The terms of the Class I directors expire at the 2002 Annual Shareholders' Meeting. The terms of the Class II directors will expire at the 2003 Annual Shareholders' Meeting. Our directors and their classes are:

Class I                                                Class II                               Class III
-------                                                --------                               ---------
Perry E. Parker                                    David E. Johnson                     David W. Bomboy, M.D.
Ted E. Parker                                      Trent A. Mulloy                         E. Ricky Gibson
Dennis L. Pierce                                    Dawn T. Parker                         Fred A. McMurry
J. Douglas Seidenburg                             Charles T. Ruffin                   David L. Rice, III, D.M.D.
Ralph T. Simmons                                 Andrew D. Stetelman
A. L. Smith
Nominees for Class III Director

         At the Meeting, shareholders will elect four (4) nominees as Class III directors to serve a three-year term, expiring at the 2004 Annual Meeting of Shareholders, or until their successors are elected and qualified. The nominees for Class III directors are listed below. Each nominee, except M. Ray (Hoppy) Cole, currently serves as a Class III director. Mr. Cole has been nominated to fill the vacancy left by David L. Rice who is not seeking reelection to the Board when his current term expires.

Class III
---------
David W. Bomboy, M.D.
M. Ray (Hoppy) Cole
E. Ricky Gibson
Fred A. McMurry

         Set forth below is certain information about the nominees:

         David W. Bomboy, M.D., 54, is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopaedics in southern Mississippi for more than 20 years. A vestry member of the Trinity Episcopal Church, Dr. Bomboy is also a member of the United Way of Southeast Mississippi, the Family Y, the Mississippi State Medical Association, the American Medical Association, and is a member of the executive committee of the Mississippi Orthopedic Society. He is the past president of the Methodist Hospital Medical Staff. Dr. Bomboy has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         M. Ray (Hoppy) Cole, 39, has served as the secretary/ treasurer and chief financial officer of the Headrick Companies, Inc. since 1991. Prior to that time, he served as a corporate banking officer with The First National Bank of Commerce in New Orleans, Louisiana and also as a senior lender and President of Sunburst Bank, Laurel, Mississippi. He graduated from the University of Mississippi where he earned a Bachelor's and Master's Degree in Business Administration. Mr. Cole also attended the Stonier Graduate School of Banking at the University of Delaware. Mr. Cole served as a director of the Company from 1998 through 1999, and is currently a director of the Laurel Bank.

         E. Ricky Gibson, 44, has been president and owner of N&H Electronic, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He is active in the Parkway Heights United Methodist Church. Mr. Gibson attended the University of Southern Mississippi. He was born in Hattiesburg, Mississippi in 1956. Mr. Gibson has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         Fred A. McMurry, 36, is a lifetime resident of the Oak Grove area. He is currently President and General Manager of Havard Pest Control, Inc. with 18 years of experience in this family owned business. He also serves on the Advisory Board of the Mississippi Pest Control Association. In addition, he is President of West Oaks, LLC and Vice President of Oak Grove Land Company, Inc. Mr. McMurry has been a director of the Company since 1995 and is also director of our Hattiesburg bank.

         Unless authority is expressly withheld, the proxy holder will vote the proxies received by him for the nominees for director listed above. Although each nominee has consented to being named in the Proxy Statement and to serve if elected, if any nominee should, prior to the Meeting, declare or become unable to serve as a director, the proxies will be voted by the proxy holder for such other persons as may be designated by the present Board of Directors.

The Board of Directors Unanimously Recommends that Shareholders
Vote for the Election of all the Nominees.

Information About Class I and II Directors and Executive Officers

         Set forth below is also information about each of the Company's other directors and each of its executive officers.

         David E. Johnson, 47, is the President, Chief Executive Officer, and Chairman of the Board of the Company. Mr. Johnson, a native of Laurel, received a B.S. degree in Agricultural Economics in 1975 and an M.B.A. degree, with emphasis in Finance, in 1977 from Mississippi State University. In 1990, he graduated from the University of Oklahoma Commercial Lending and Graduate School. Mr. Johnson has completed various OMEGA lending courses and has taught a course at the University of Mississippi School of Banking. From 1993 to 1994, he served as chairman of the Southern Mississippi Group of Robert Morris & Associates. From 1987 to 1995, Mr. Johnson was with Sunburst Bank, now merged with Union Planters National Bank, as senior lender for the Hattiesburg branch and later as senior lender and credit administrator for southern Mississippi. He was responsible for approving loans and maintaining the credit quality of a $250 million portfolio of consumer, mortgage, and commercial loans. Currently, he is a member of the First Baptist Church of Hattiesburg, the Hattiesburg Racquet Club, and the Hattiesburg Rotary Club. He was born in Laurel, Mississippi in 1953. Mr. Johnson has headed the Lamar County United Way Campaign from 1996 through 1997 and also served as chairman of the Lamar County Chamber of Commerce. Mr. Johnson has been a director of the Company since 1995 and is also a director of both our Hattiesburg bank and our Laurel bank.

         Trent A. Mulloy, 29, is a native and the fourth generation of his family to work in the family-owned, Laurel Machine and Foundry company. He was promoted to vice president in the first quarter of 1997 at Laurel Machine and Foundry and Company. Mr. Mulloy is a member of the One Hundred Club of Jones County and attends St. John's Episcopal Church in Laurel, Mississippi. He is also serving as the secretary of the board for First National Bank of the Pine Belt. Mr. Mulloy is also a member of the following professional societies: BIPEC, the Mississippi Economic Council, the Mississippi Manufacturer's Association, and the American Foundrymen's Society. Mr. Mulloy graduated with a B.A. degree from The University of the South in Sewanee, Tennessee.

         Dawn T. Parker, 53, earned a B.A. degree from Vanderbilt University in 1970. Prior to 1985, Ms. Parker was the president and general manager of Terra Firma Corporation, a rental and land management company, in Hattiesburg, Mississippi. In addition, she has owned and operated a commercial art and sign company, Creative Services, located in Hattiesburg, and has been a partner in H.P. Cattle Co., located in Sumrall, Mississippi, for more than ten years. Ms. Parker is also president of Clear Run Cattle Co., Inc., a cattle feeding company, and vice president of First Choice Feeders, LP, a cattle feeding operation and land holding company in Abilene, Texas. Ms. Parker is a member of the Sumrall United Methodist Church and has served on the Lamar County Education Foundation Board of Directors. She was born in 1948 in Hattiesburg, Mississippi. Ms. Parker has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         Perry Edward Parker, 35, graduated from Pearl River Junior College in 1983 and the University of Southern Mississippi in 1985. He graduated from the University of Chicago Graduate School of Business in 1989 with an M.B.A. in Finance. While attending school in Chicago he worked for Goldman Sachs & Company on the Chicago Mercantile Exchange. Mr. Parker became a member of the Exchange in 1990. In 1991, he became a currency option trader for Goldman Sachs & Company. In 1995 Mr. Parker became employed by Deutsche Bank in London. In 1998 he relocated to New York City and in January 2001 assumed his current position as Managing Director in Charge of Foreign Exchange Trading in New York.

         Ted E. Parker, 41, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for the past 15 years and is the owner of Highlander Laundry Center. He was selected as Lamar County Young Farmer and Rancher for 1993 and served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, and the Sumrall United Methodist Church. Mr. Parker was born in 1960 in Hattiesburg, Mississippi. Mr. Parker has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         Dennis L. Pierce, 41, is president of Dennis Pierce, Inc., a real estate development company in Hattiesburg, Mississippi, and the owner and president of PierCon, Inc. of Hattiesburg, a general contracting firm. Through PierCon, Mr. Pierce is responsible for several commercial construction jobs, and he is also involved in numerous commercial ventures. Mr. Pierce is a director and national representative of the Hattiesburg Homebuilders Association; and a director of the North Lamar Water Association. Since 1995, he has been a member and broker with the Hattiesburg Board of Realtors. He attended the University of Southern Mississippi. He was born in 1957 in Hattiesburg, Mississippi. Mr. Pierce has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         William M. Renovich, Jr., 53, is the Vice President of the Company and the President and Chief Executive Officer of the Laurel bank. He graduated from the University of Mississippi in 1970 with a B.B.A. and in 1972 with a Masters of Urban and Regional Planning. Mr. Renovich's banking background is extensive. He began his banking career in 1979 with the Bank of Laurel, serving as an assistant vice president. After leaving the Bank of Laurel in 1984, he joined Deposit Guaranty National Bank where he served as vice president and commercial lender and later as senior vice president and senior commercial lender. In 1988, Mr. Renovich was named community bank president of Deposit Guaranty - Laurel where he was responsible for all business development, commercial loans, and overall management of the Deposit Guaranty National Bank locations in Jones County. This included a branch network of five locations. He has been active in numerous civic organizations, including the Economic Development Authority of Jones County, the Rotary Club, the American Heart Association, the Laurel Downtown Association, the Mississippi Bankers Association, the American Red Cross, the Salvation Army, the United Way, and the Ole Miss Alumni Board of Directors. Mr. Renovich is a member of The Westminster Presbyterian Church and is a native of Meridian, Mississippi.

         Charles T. Ruffin, 49, is the President and Chief Operating Officer of our Hattiesburg bank, and the Executive Vice President and Chief Financial Officer of the Company. Mr. Ruffin was born in 1952 in Laurel, Mississippi, and he received a Bachelor of Arts degree from the University of Mississippi in 1974 and a Masters of Business Administration in 1979 from the University of Southern Mississippi. Mr. Ruffin is also a graduate of Louisiana State University's Graduate School of Banking of the South. He began his banking career as management trainee with the First National Bank of Jackson (now Trustmark National Bank) and was later promoted to assistant vice president and manager of account services. Mr. Ruffin was a senior lender and the senior operations officer of the People's Bank of the Delta until 1991 when he accepted employment as senior credit officer with The National Bank of Commerce of Mississippi at the Aberdeen Banking Center, where he remained employed until 1996. Mr. Ruffin has been with our Hattiesburg bank since 1996. Mr. Ruffin has been a director of the Company since 1997 and is also a director of both our Hattiesburg bank and our Laurel bank.

         J. Douglas Seidenburg, 41, is the owner and president of Molloy-Seidenburg & Co., Ltd., CPAs. He has been a CPA for more than 15 years. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, one of the founders of First Call for Help, a local United Way Agency started in 1990, treasurer of St. John's Day School, director of Leadership Jones County and Future Leaders of Jones County. Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg has been a director of the Company since 1998 and is also a director of our Laurel bank.

         Ralph T. Simmons, 68, is a retired vice president of Sunbeam-Oster Corporation, where he was employed from 1963 to 1995 as credit manager, assistant treasurer, and vice president. Mr. Simmons has served as chairman of the deacons of the First Baptist Church of Laurel, chairman of the Salvation Army, chairman of the Red Cross, chairman of the FBLA/PBL Foundation, president of the University of Southern Mississippi World Wide Alumni Association, president of the Kiwanis Club of Laurel, Lt. Governor of the Louisiana-Mississippi-West Tennessee District of Kiwanis International, and moderator of the Jones County Baptist Association. Mr. Simmons is also on the board of directors of the University of Southern Mississippi Foundation. Mr. Simmons is a native of Laurel, Mississippi and graduated from the University of Southern Mississippi with a B.S. degree. Mr. Simmons has been a director of the Company since 1998 and is also a director of our Laurel bank.

         A.L. "Pud" Smith, 72, was born in 1929 in Brooklyn, Mississippi. Before attending the University of Southern Mississippi, Mr. Smith was in the military. He entered the petroleum business in 1960, starting with a service station, and today he is owner and manager of A.L. Smith Oil Company, Inc., a wholesale and retail petroleum products company. Mr. Smith's community activities range from being the Mayor of the City of Lumberton, past president of the Jaycee's, past president of the Lion's Club, and a member of the Rotary Club (a Paul Harris Fellow). He is an active member of the First Baptist Church of Lumberton where he is a deacon and has been a member of the finance committee for 30 years. He serves on the Stone County Economic Development Council. Mr. Smith has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

         Andrew D. Stetelman, 40, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National and Hattiesburg Board of Realtors, and is a past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors. He presently serves as the chairman of the Hattiesburg Convention Center, is an ambassador for the Area Development Partnership, and is a member of Kiwanis International. Mr. Stetelman was born in 1960 in Hattiesburg, Mississippi. Mr. Stetelman has been a director of the Company since 1995 and is also a director of our Hattiesburg bank.

Family Relationships

         Perry E. Parker and Ted E. Parker are brothers and both are related to Dawn T. Parker through marriage. David W. Bomboy is related to Dawn T. Parker through Dr. Bomboy's wife who is a first cousin of Ms. Parker. Except for the preceeding relationships, no other family relationships exist between any Director, Executive Officer, or nominee for Director.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of the Board of Directors

         Neither the Company nor either of our banks paid directors' fees in 2000.

Compensation of Executive Officers

         The following table shows the cash compensation paid by the Company or its subsidiaries to its Chief Executive Officer and President for the years ended December 31, 1998 through 2000. No other executive officers of the Company or its subsidiaries earned total annual compensation, including salary and bonus, in excess of $100,000 in 2000.

Summary Compensation Table

                                                    Annual Compensation
                                        --------------------------------------------               Long-Term
                                                                                                  Compensation
                                                                                       -------------------------------
                                                                                              Awards          Payouts
                                                                                       --------------------- ---------

                                                                        Other Annual   Restricted  Securities            All Other
                                                                        Compensation     Stock     Underlying   LTIP     Compensa-
        Name & Principal Position          Year   Salary($) Bonus($)       ($)(1)      Award(s)($) Options(#) Payouts($)  tion ($)
----------------------------------------   ----  ---------- --------     -----------   ----------- ---------- ---------- ----------

David E. Johnson..................         2000  $ 95,604   $ 36,702            0          0          0          0            0
   President and Chief Executive Officer   1999    92,573          0            0          0          0          0            0
                                           1998    90,025      3,000        1,000          0          0          0            0
Employment Agreements

         The Company has entered into an employment agreement with David E. Johnson as its President and Chief Executive Officer, the Laurel bank has entered into an employment agreement with William M. Renovich, Jr. as its President and Chief Executive Officer, and the Company has entered into an employment agreement Charles T. Ruffin as its Executive Vice President and Chief Financial Officer. Each employment agreement provides for an initial term of three years, to be extended automatically for an additional three year term unless either party serves written notice of its intent not to renew. In July 1998, the Company renewed Mr. Johnson's agreement for an additional three year period. Each agreement provides for initial annual salaries of $85,000, in each case to be reviewed by the Board of Directors at least annually and increased at its discretion.

         Under his employment agreement, Mr. Johnson is also eligible to receive a cash bonus for each of the first two years after the opening date of the Hattiesburg bank in an amount to be determined by the Board of Directors (with Mr. Johnson abstaining), based on tangible performance criteria to be established by the Board of Directors. In the third year after the opening date of the Hattiesburg bank, Mr. Johnson is entitled to a cash bonus equal to 10% of the net profits of the Hattiesburg bank after taxes, not to exceed 50% of his base salary for the year. In each subsequent year for which his employment agreement is extended, Mr. Johnson will receive a cash bonus equal to a minimum of 5% of the net profits of the Hattiesburg bank after taxes, provided that the earnings of the Hattiesburg bank are at least 70% of the projected earnings identified in the Hattiesburg bank’s charter application to the OCC and the Hattiesburg bank’s ratio of nonperforming loans to total loans does not exceed the nonperforming loan ratio of the Hattiesburg bank’s peer group by more than 10% (as determined by the Uniform Bank Performance Report).

         Mr. Renovich is eligible under his employment agreement to participate in management incentive or long-term incentive programs and to receive annual cash bonus payments up to 10% of base salary in each of the first three years after the opening date of the Laurel bank, and up to 15% of his base salary in each subsequent year, based upon achievement criteria established by the Board of Directors, and subject to the discretion of the Board of Directors (with Mr. Renovich abstaining from the vote to determine his bonus).

         Under his employment agreement, Mr. Ruffin is eligible to receive a bonus of 2.5% of the net profit, after taxes, of the Hattiesburg bank, not to exceed 30% of his base salary for the year.

         In the event that the Company terminates the executives' employment without cause, the Company will be obligated to continue Mr. Johnson's current monthly base salary for an additional 18 month period, Mr. Renovich's current monthly base salary for an additional 12 month period, and Mr. Ruffin's current monthly base salary for an additional 12 month period. In addition, after a change in control, Mr. Johnson will have the option of (i) automatically extending the term of the employment agreement for three years from the date of the change in control or (ii) receiving, within fifteen days of the change in control, a lump sum severance compensation in an amount equal to three times his then current annual base salary plus any reimbursement of expenses due him under his agreement. Mr. Renovich will have the option of receiving, within thirty days of the change of control, a lump sum severance compensation equal to his current annual base salary plus any reimbursement of expenses due him under his agreement. Mr. Ruffin will have the option of (i) automatically extending the term of the employment agreement for three years from the date of the change in control or (ii) receiving, within fifteen days of the change in control, a lump sum severance compensation in an amount equal to one times his then current annual base salary or one-and-one -half times his current annual base salary over a period of eighteen months. Furthermore, the Company must remove any restrictions on the executives' outstanding incentive awards so that all such awards vest immediately.

         In addition, each employment agreement provides that following termination of the executive's employment with the Company and for a period of twelve months thereafter, the executive may not (i) be employed in the banking business as a director, officer, or organizer, or promoter of, or consultant to, or acquire more than a 1% passive investment in, any financial institution within a specified territory, (ii) solicit customers of the Company or its affiliates for the purpose of providing financial services, or (iii) solicit employees of the Company or its affiliates for employment. Under Mr. Johnson's employment agreement, the territory consists of a radius of 25 miles from any office of the Hattiesburg bank or the Company. Under Mr. Renovich's employment agreement the territory consists of a radius of 50 miles from any office of the Laurel bank or the Company. Under Mr. Ruffin's employment agreement the territory consists of a radius of 25 miles from any office of the Hattiesburg bank or the Company.

         In 1997, the Company granted Mr. Johnson an option, with a term of ten years, to purchase 21,656 shares of common stock at $10.00 per share. In connection with his employment agreement, the Company has also granted Mr. Renovich an option, with a term of seven years, to purchase 10,723 shares at $15.00 per share. Mr. Johnson's and Mr. Renovich's options will vest at the rate of one-third per year for each of the first three years of operations of the Hattiesburg bank and the Laurel bank, respectively, subject to certain performance criteria. Both options also provide for accelerated vesting in the event of a change in control of the Company. Mr. Johnson has also been granted stock options in connection with his service as a director of the Company. In addition, in connection with the extension in July 1998 of Mr. Johnson's employment agreement for an additional three-year term, the Company is obligated to issue stock options for an additional 28,874 shares of common stock to Mr. Johnson at $15.00 per share.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Management

         The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, nominees for director, and executive officers, as of January 22, 2001.

        Name and Address of              Amount and Nature of         Right to
         Beneficial Owner              Beneficial Ownership(1)       Acquire(2)         Percent of Class(3)
         ----------------              --------------------          -------            ----------------

David W. Bomboy, M.D.                            26,250                3,671                  2.60%
58 Homestead Ridge
Hattiesburg, MS 39402

M. Ray (Hoppy) Cole                               6,667                  572                  0.63%
172 Merchants Circle
Ellisville, MS 39437

E. Ricky Gibson                                  17,600                3,671                  1.85%
127 W. Canebrake Blvd.
Hattiesburg, MS 39402

David E. Johnson                                 18,724               34,951                  4.66%
108 Greenwood Place
Hattiesburg, MS 39402

Fred A. McMurry                                  21,767                3,671                  2.21%
42 Johnnie McMurry Rd.
Hattiesburg, MS 39402

Trent A. Mulloy                                  10,000                  572                  0.92%
1217 Karen Dr.
Laurel, MS 39440

Dawn T. Parker                                   38,460                3,671                  3.65%
2406 Purvis-Oloh Road
Sumrall, MS 39475

Perry E. Parker                                  32,917                3,671                  3.17%
22 W. 66th Street
New York, NY 10023

        Name and Address of              Amount and Nature of         Right to
         Beneficial Owner               Beneficial Ownership(1)      Acquire(2)          Percent of Class(3)
        -------------------             -----------------------      ----------          -------------------
Ted E. Parker                                      12,500                3,671                 1.40%
165 Herbert Trigg Rd.
Seminary, MS 39479

Dennis L. Pierce                                   13,585                3,671                 1.50%
23 Liberty Place
Hattiesburg, MS 39402

William M. Renovich                                 8,334                4,147                 1.08%
4 Bay Circle
Laurel, MS 39440

David L. Rice, III, D.M.D.                          6,667                  572                 0.63%
243 Grafton Rd.
Laurel, MS 39440

Charles T. Ruffin                                   2,743                9,753                 1.08%
13 Highlander
Hattiesburg, MS 39402

J. Douglas Seidenburg                              10,000                  572                 0.92%
18 Lakeland Drive
Laurel, MS 39440

Ralph T. Simmons                                   16,867                  572                 1.51%
1808 7th Ave.
Laurel, MS 39440

A. L. Smith                                        11,000                3,671                 1.27%
P. O. Box 124
Lumberton, MS 39455

Andrew D. Stetelman                                11,252                3,671                 1.29%
104 Kirkwood Dr.
Hattiesburg, MS 39402

Executive Officers, Directors,                    265,333               84,750                 30.37%
and Nominees as a group
------------------
(1)      Includes shares for which the named person:
         -        has sole voting and investment power,
         -        has shared voting and investment power with a spouse, or
         -        holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2)      Includes shares that may be acquired within the next 60 days by exercising vested stock options but does not include any other stock options.

(3)      Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. Calculated based on 1,152,878 shares outstanding.
__________

Stock Ownership of Principal Stockholders

         The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by each person who is known to the Board of Directors to beneficially own five percent (5%) or more of the outstanding common stock as of March 14, 2001.

                                                                                                  Percent of
          Name and Address of                Amount and Nature of                                 ----------
           Beneficial Owner                  Beneficial Ownership         Right to Acquire        Class (%)
           ----------------                  --------------------         ----------------        ---------

       Nick D. Welch                                 96,728                      572                8.39%
       P. O. Box 6305
       Laurel, MS 39441

ADDITIONAL INFORMATION CONCERNING DIRECTORS AND OFFICERS

Meetings of the Board of Directors

         During the year ended December 31, 2000, the Board of Directors of the Company held six meetings. All of the directors of the Company attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served, except: Dawn T. Parker, Dennis L. Pierce, David L. Rice, III, and Andrew D. Stetelman.

Committees of the Board of Directors

         The Company's Board of Directors has appointed one committee which is the Nominating Committee. The Company does not have an Audit Committee or a Compensation Committee, however, the Hattiesburg bank and the Laurel bank each have an Audit Committee and a Personal Committee (which performs the functions of a compensation committee).

         The Audit Committee of the Hattiesburg bank is composed of the following members: Ted E. Parker, Andrew D. Stetelman, E. Ricky Gibson, and Fred A. McMurry. The Audit Committee of the Laurel bank is composed of the following members: Charles Lightsey, John McGraw, Charles T. Ruffin, Doug Seidenburg, and Jo Waites. The Audit Committee of the Hattiesburg bank met three times during the year ended December 31, 2000, and the Audit Committee of the Laurel bank met five times during the year ended December 31, 2000. Each Audit Committee has the responsibility of reviewing the bank's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. Each Committee also recommends to the Board of the Company the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. Each Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts for each bank. The Audit Committee reports its findings to the Board of Directors of its bank and the Board of Directors of the Company.

         The Personnel Committee of each bank is responsible for establishing the compensation plans for that bank. Its duties include the development with management of all benefit plans for employees of that bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The Personnel Committee of the Hattiesburg bank met two times during the year ended December 31, 2000, and the Personnel Committee of the Laurel bank met two times during the year ended December 31, 2000. The Personnel Committee of the Hattiesburg bank is composed of the following six members: Dawn T. Parker, David E. Johnson, A. L. Smith, E. Ricky Gibson, Fred A. McMurry and Charles T. Ruffin. The Personnel Committee of the Laurel bank is composed of the following six members: Bill Renovich, Michael Chancellor, Dr. David Rice, Ralph Simmons, Nick Welch, and William Wells.

         The Nominating Committee is responsible for nominating individuals for election to the Company's Board of Directors. Membership on the Nominating Committee changes annually. In 2000, the Nominating Committee met one time and consisted of David E. Johnson, David W. Bomboy, Ralph T. Simmons and Dawn T. Parker. The Nominating Committee welcomes recommendations made by shareholders of the Company. Any recommendations for the 2001 Annual Shareholders' Meeting should be made in writing addressed to the Nominating Committee at 6480 U.S. Highway 98 West (39402), Post Office Box 15549, Hattiesburg, Mississippi, 39404-5549 by January 15, 2002.

Report of the Audit Committees
         The Audit Committees of the Hattiesburg bank and the Laurel bank have:

         -        Reviewed and discussed the audited financial statements with management of the respective bank and the Company.

         -        Discussed with the independent auditors the matters required to be discussed by SAS 61.

         -        Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and have discussed with the independent auditors the auditors’ independence.

         -        Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual
                  Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission.

         Neither Audit Committee has adopted a written charter.

Members of the Audit Committees:

Ted E. Parker                                                     Charles Lightsey
Andrew D. Stetelman                                               John McGraw
E. Ricky Gibson                                                   Charles T. Ruffin
Fred A. McMurry                                                   Doug Seidenburg
                                                                  Jo Waites
                                                                  Bill Renovich
Certain Relationships and Related Transactions

         The Company entered into a construction contract for the Lincoln Road branch of the Hattiesburg bank with PierCon, Inc., which is owned by Dennis Pierce, a director of the Company and the Hattiesburg bank. The Company awarded this contract to PierCon, Inc. through a competitive bidding process. The Company paid PierCon, Inc. approximately $468,000 under this contract.

         In June 1998, the Company entered into a bank development agreement with the organizers of the Laurel bank that allocated to the organizers substantially all of the responsibilities relating to the development of the Laurel bank as a wholly-owned subsidiary of the Company, other than certain oversight responsibilities of the Company of various legal and accounting aspects, including state and federal regulatory matters. Under the development agreement, the Company was responsible for all legal and accounting costs associated with the development of the Laurel bank. All other costs incurred in connection with the formation of the Laurel bank, including real estate, equipment and furnishings costs, third-party bank consulting fees and regulatory filing fees, were the responsibility of the organizers of the Laurel bank. Until Mr. Renovich assumed the office of president of the Laurel bank when the bank commenced operations on January 19, 1999, the organizers of the Laurel bank reimbursed to the Company 60% of the cost of Mr. Renovich's salary under his employment agreement with the Company.

         In order to fund various costs and expenses associated with the development and organization of the Laurel bank, the organizers of the Laurel bank obtained from the Hattiesburg bank a $300,000 line of credit bearing interest at the Hattiesburg bank's prime rate. Each of the organizers personally guaranteed up to $35,000 of the line of credit. The Company believes that the terms of the line of credit were no more or less favorable to the Hattiesburg bank than those that would be obtainable through arms' length negotiations with unrelated third parties for similar services. The obligations under the line of credit were satisfied from the proceeds used in the capitalization of the Laurel bank.

         The development agreement designated the composition of the executive officers of the Laurel bank and provided that the initial Board of Directors of the Laurel bank is to be composed of the organizers of the Laurel bank, David E. Johnson, and Charles Ruffin. The Company also appointed four of the Laurel bank organizers to the Company's Board.

         Officers, directors and 10% beneficial owners of the Company and its associates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of the Hattiesburg bank and/or the Laurel bank and have transactions with the Banks in the ordinary course of business, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than ten percent to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers and directors are required by Securities and Exchange Commission Regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with.

MISCELLANEOUS

Independent Public Accountants

         T. E. Lott & Company were the independent auditors for the Company during the year ending December 31, 2000, and will serve as the independent auditors to the Company for the year ending December 31, 2001. The Company expects a representative of this firm to attend the Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions from shareholders.

Audit Fees

         T.E. Lott & Company billed a total of $43,305 for the audit of the Company's financial statements included in the annual report on Form 10-KSB for the year-ended December 31, 2000, and the review of quarterly reports on Forms 10-Q filed during that year.

Other Fees

         T.E. Lott & Company billed a total of $9,925 for services during the year ended December 31, 2000, in connection with preparation of income and other tax returns, consultation concerning tax, accounting, and regulatory matters, and assistance with EDGAR filings.

Solicitation of Proxies

         The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by directors, officers and regular employees of the Company, by means of telephone, telegraph or personal contact, but without additional compensation therefor. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

Proposals of Shareholders

         Any proposal of a shareholder to be presented for action at the Annual Meeting of Shareholders to be held in the year 2002 must be received at the Company's principal executive office no later than November 29, 2001, if it is to be included in management's proxy statement. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company's bylaws relating to shareholder proposals and certain Securities and Exchange Commission Regulations in order to be included in the Company's proxy materials.

         The Company's proxy for the year 2002 meeting may confer discretionary authority to vote on any proposal of a shareholder to be presented for action at the Annual Meeting of Shareholders to be held in the year 2002 which is not received prior to February 12, 2002, at the Company's principal executive office.

Annual Report

         The 2000 Annual Report to shareholders of the Company, including audited financial statements of the Company, is enclosed for the information of the shareholders. The Annual Report and financial statements are not a part of the proxy soliciting material.

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
THE FIRST BANCSHARES, INC.
TO BE HELD ON APRIL 26, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints David E. Johnson as Proxy with the power to appoint his substitute and hereby authorizes him to represent the undersigned, and to vote upon all matters that may properly come before the Annual Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated herein, with full power to vote all shares of Common Stock of The First Bancshares, Inc. held of record by the undersigned on March 14, 2001, at the Annual Meeting of Shareholders to be held on April 26, 2001, or any adjournment(s) thereof.

         IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR EACH NOMINEE LISTED BELOW AND AT THE DISCRETION OF THE PERSON NAMED ABOVE IN CONNECTION WITH ANY OTHER BUSINESS PROPERLY COMING BEFORE THE MEETING.

1.       PROPOSAL to elect the four (4) identified nominees as Class III directors.

                                  David W. Bomboy, M.D.
                                  M. Ray (Hoppy) Cole
                                  E. Ricky Gibson
                                  Fred A. McMurry

         |_|      FOR all nominees                       |_|      WITHHOLD AUTHORITY
                  listed (except as marked to                     to vote for all nominees
                  the contrary)

         (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

         _______________________________________________________________________________

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, sign in full corporate or partnership name by authorized person.

Signature:_____________________________________________

Signature:_____________________________________________

Dated:__________________________, 2001

Votes must be indicated by an (x) in Black or Blue Ink.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.